Exhibit 99.1

Capital Trust, Inc. Reports Fourth Quarter and Full Year 2012

Highlights and Operating Results

New York, March 26, 2013: Capital Trust, Inc. (NYSE: CT) today reported results for the fourth quarter and year ended December 31, 2012.

During the fourth quarter, Capital Trust successfully completed the sale of its investment management and special servicing platform to The Blackstone Group L.P. (“Blackstone”) and paid a previously announced $2.00 per share special cash dividend.

Stockholders’ equity increased to $73.4 million, or $2.43 per share, as of December 31, 2012.

Capital Trust issued a full detailed presentation of its fourth quarter and full year 2012 results which can be viewed at www.capitaltrust.com.

About Capital Trust

Capital Trust, Inc. (NYSE: CT) is a real estate finance company that focuses primarily on loans and securities backed by commercial real estate assets. The company is externally managed by BREDS/CT Advisor L.L.C., a subsidiary of Blackstone and is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” Capital Trust is headquartered in New York City. Further information is available at www.capitaltrust.com.

About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. Blackstone does this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-oriented funds and closed-end funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.Blackstone.com. Follow Blackstone on Twitter @Blackstone.

Capital Trust, Inc.
345 Park Avenue
New York, NY 10154
212-655-0220

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this press release are subject to certain risks and uncertainties including, but not limited to, the performance of Capital Trust’s investments, the timing of collections, its capability to repay indebtedness as it comes due, its ability to originate investments, the availability of capital and Capital Trust’s tax status, as well as other risks indicated from time to time in Capital Trust’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. Capital Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

Investor and Media Relations Contacts

Douglas Armer

Tel: +1 (212) 655-0220

Douglas.Armer@Blackstone.com

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